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                                                                    EXHIBIT 99.6



                             Ralphs Grocery Company



                         Food 4 Less Supermarkets, Inc.



                           Food 4 Less Holdings, Inc.



                                                                January 25, 1995



To:  The holders of the 10 1/4% Senior Subordinated Notes due
     2002 and 9% Senior Subordinated Notes due 2003 of Ralph
     Grocery Company;



    The holders of the 10.45% Senior Notes due 2000 and 13.75%
    Senior Subordinated Notes due 2001 of Food 4 Less
    Supermarkets, Inc.; and



    The holders of the 15.25% Senior Discount Notes due 2004
    (the "Holdings Discount Notes") of Food 4 Less Holdings,
    Inc.



        Re: Merger of Food 4 Less and Ralphs -- Exchange Offers and Consent Solicitations



Dear Bondholder:



     On September 14, 1994, Food 4 Less Supermarkets, Inc. ("Food 4 Less"), its parent company Food 4 Less Holdings, Inc. ("Holdings"), and the parent company of Holdings, Food 4 Less Inc., entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with Ralphs Supermarkets, Inc. ("RSI") and its stockholders. Pursuant to the terms of the Merger Agreement, as amended, Food 4 Less will be merged with and into RSI (the "RSI Merger"). Immediately following the RSI Merger, Ralphs Grocery Company ("RGC"), which is currently a wholly-owned subsidiary of RSI, will merge with and into RSI (the "RGC Merger," and together with the RSI Merger, the "Merger"), and RSI will change its name to Ralphs Grocery Company.



     In connection with the Merger, Food 4 Less is offering to exchange (the "Exchange Offers") new debt securities for the existing public debt securities of Food 4 Less and RGC and is soliciting your consent (the "Solicitation") to proposed amendments to certain provisions of the old indentures pursuant to which the existing debt securities of Food 4 Less and RGC were issued. In addition, Holdings is soliciting your consent (the "Holdings Solicitation") to proposed amendments to certain provisions of the Indentures pursuant to which the Holdings Discount Notes were issued. The details of the terms and conditions of the Exchange Offers, the Solicitation and the Holdings Solicitation, and background information concerning the Merger and related transactions are contained in the enclosed Prospectus and Solicitation Statement. The primary reason for this request is to permit the Merger and the related financing transactions described in the Prospectus and Solicitation Statement.



     As a result of the Merger Ralphs and Food 4 Less will combine to create the largest food retailer in Southern California. The combined Company will operate the second largest conventional supermarket chain in the region under the "Ralphs" name and the largest warehouse supermarket chain under the "Food 4 Less" name. We believe that the Company will be well positioned for future growth and, as anticipated cost savings are achieved, should provide our bondholders with enhanced values. We need to start the task of building this new Company as soon as possible and hope that you will assist us by promptly completing the Exchange Offers and the Holdings Solicitation. Thank you in advance for your cooperation.



     BT Securities Corporation, CS First Boston Corporation and Donaldson, Lufkin & Jenrette Securities Corporation are serving as financial advisors to the Company in connection with the Exchange Offers and related transactions. If you have questions after reviewing the enclosed materials you can reach BT Securities at (212) 775-2995, CS First Boston at (212) 909-4300, or Donaldson, Lufkin & Jenrette at (212) 504-4753. In addition, D.F. King Co., Inc. is acting as Information Agent in connection with the Exchange Offers and Solicitation and can be reached at (800) 669-5550.



Sincerely,



Ronald W. Burkle                                    Byron E. Allumbaugh
Chairman and Chief Executive Officer                Chairman and Chief Executive Officer
Food 4 Less Supermakets, Inc. and                   Ralphs Grocery Company and
Food 4 Less Holdings, Inc.                          Ralphs Supermarkets, Inc.